Testing the Waters Materials Related to Series #EMERALD

From the Rally App:

#EMERALD

'05 GAME BOY ADVANCE POKEMON EMERALD

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$4.00
Number of Shares	8,375
Initial Offering Market Cap.	$33,500
Storage Location	Rally

ASSET SPECIFICATIONS

Game	Pokémon Emerald Version
System	GameBoy Advance
Manufacturer	Nintendo

#EMERALD | $33.5K

SIMILAR ASSET SALES TRADING ON RALLY

Prices are not adjusted for inflation

1M 3M 6M 1Y **ALL**

-43.5%
COMPARABLE ASSET VALUE CHANGE SINCE 04/02/2021

4
TRANSACTIONS SINCE 04/02/2021

NOTIFY WHEN ACTIVE

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Nintendo GBA Pokemon Emerald Wata 9.8 A++	7/11/2021	$72,000.00	Heritage
Nintendo GBA Pokemon Emerald Wata 9.8 A++	9/19/2021	$31,200.00	Goldin

COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES 2005 GAME BOY ADVANCE POKéMON EMERALD VERSION VIDEO GAME

Investment Overview

•Upon completion of the Series #EMERALD Offering, Series #EMERALD will purchase a 2005 Game Boy Advance Pokémon Emerald Version Video Game graded Wata 9.8 A++ for Series #EMERALD (The “Series 2005 Game Boy Advance Pokémon Emerald Version Video Game” or the “Underlying Asset” with respect to Series #EMERALD, as applicable), the specifications of which are set forth below.

•Pokémon is a Japanese media brand that is managed by Nintendo and Game Freak and centers around creatures (Pokémon), which, in collaboration with their human trainers, learn to battle one another.

•Pokémon, which launched in 1996, has become one of the most valuable media franchises in the world with an estimated $95 billion in lifetime revenue split between video games, trading cards, TV Shows, movies, comic books, and licensed merchandise.

•The Underlying Asset is a 2005 Game Boy Advance Pokémon Emerald Version Video Game graded Wata 9.8 A++.

Asset Description

Overview & Authentication

•On February 27, 1996, Nintendo released the Game Freak developed game “Pocket Monsters: Red and Green” for the Game Boy. It was then released over the next two years internationally as Pokémon Red and Pokémon Blue. These were the first Pokémon video games released in the US.

•The Game Boy Advance was released in 2001 by Nintendo, the successor of the Game Boy Color, it was Nintendo’s first handheld console with horizontal orientation, more than 500 colors, and advanced sound hardware.

•Considered by Game Freak developers as the most difficult Pokémon titles to create, Pokémon Ruby and Sapphire were the first Game Boy Advance Pokémon titles.  They were released in 2003 to high sales and positive critical reception.

•Pokémon Emerald, released in North America in May of 2005, is the third Pokemon title for the Game Boy Advance and follows the same storyline and shares much of the same programming as the Ruby and Sapphire editions.

•Pokémon Emerald features animated sprites, and a consolidation of Ruby and Sapphire in-game assets into one package.

•The film Pokémon: Destiny Deoxys premieres on US television in 2005.  It features a prominent role by Rayquaza, the Pokémon displayed on the Pokémon Emerald box art.

•Pokémon Emerald features the first appearance of Battle Frontier, a level that would see iterations in later Pokémon games like Pokémon Platinum, HeartGold, and SoulSilver. The Pokémon animated series 9th season is even officially titled Pokémon: Battle Frontier.

•Nintendo owns one-third of The Pokémon Company.

•Pokémon Emerald sold more than 7M copies worldwide, making it the third best-selling Game Boy Advance title of all time.

•As of 2016, nearly 15 billion Pokémon cards had been produced.

•Pokémon GO, an augmented reality game that allows players to hunt for Pokémon in their physical environments, was released in 2016 to massive success.

•The Underlying Asset has been authenticated by Wata Games and issued a grade of 9.8 A++ with certification number 581098-001.

Notable Features

•The Underlying Asset is a 2005 Game Boy Advance Pokémon Emerald Version Video Game graded Wata 9.8 A++.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its condition grade from Wata Games.

Details

Series 2005 Game Boy Advance Pokémon Emerald Version Video Game «Series_Name»
Game	Pokémon Emerald Version
System	Game Boy Advance
Manufacturer	Nintendo Co., LTD.
Production Year	2005
Box Variant	First-party H-Seam, Foil, Earliest US Version (AGB-BPEE-USA)
Rarity	1 of 8 (Wata 9.8 A++)
Authentication	Wata Games
Box Grade	9.8
Seal Rating	A++
Certification No.	581098-001

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2005 Game Boy Advance Pokémon Emerald Version Video Game going forward.